Limited Term Tax-Exempt Bond Fund of America
333 South Hope Street, Los Angeles, California 90071
Telephone (213) 486-9200

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$30,009
Class B	$790
Class C	$1,622
Class F	$2,209
Total	$34,630
Class R-5	$2,078
Total	$2,078

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.5351
Class B	$0.4285
Class C	$0.4210
Class F	$0.5335
Class R-5	$0.5689

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	64,679
Class B	1,694
Class C	3,988
Class F	4,911
Total	75,272
Class R-5	4,037
Total	4,037

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$15.01
Class B	$15.01
Class C	$15.01
Class F	$15.01
Class R-5	$15.01